Exhibit 4(b)

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of the 11th  day of December, 2009 to the Rights Agreement (“Rights Agreement”) dated January 6, 2000 between Met-Pro Corporation, a Pennsylvania corporation (“Met-Pro”) and American Stock Transfer and Trust Company, LLC (“Rights Agent”).
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WHEREAS, Met-Pro and the Rights Agent entered into the Rights Agreement on January 6, 2000; and

WHEREAS,  Met-Pro desires to amend the Rights Agreement, as authorized by and pursuant to Section 27 thereof;

NOW, THEREFORE, Met-Pro and the Rights Agent hereby agree as follows:

1.     The definition of “Expiration Date” provided for in Section 1(l) of the Rights Agreement is hereby replaced with the following definition:

“ ‘Expiration Date’ shall mean the earliest of (i) the close of business on the twentieth (20th) anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided for in Section 23 hereof, or (iii) the time at which the Rights are exchanged pursuant to Section 24 hereof.”

2.    The “Purchase Price” (as defined by Section 7(b) of the Rights Agreement) is set and determined to be Fifty Seven Dollars ($57.00). For the avoidance of doubt, it is stated that such Fifty Seven Dollars ($57.00) Purchase Price is the Purchase Price that shall be in effect effective with this Amendment, and that such Fifty Seven Dollars ($57.00) shall not be deemed to have been adjusted by adjustments made prior to the date of this Amendment pursuant to the provisions of the Rights Agreement, including without limitation those adjustments provided for by Section 11 of the Rights Agreement. Nothing in the foregoing shall be deemed to amend or modify the prospective application of the provisions of the Rights Agreement that shall hereafter result in an adjustment to the Purchase Price, including without limitation the provisions of Section 11 of the Rights Agreement.

3.     This Amendment shall bind and inure to the benefit of the Company and the Rights Agent and their respective successors and assigns.

Except as set forth herein, the Rights Agreement is agreed to be in force and effect and unmodified and not amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.
MET-PRO CORPORATION By: /s/ Raymond De Hont Raymond De Hont	AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC By: /s/ Herbert J. Lemmer Name: HERBERT J. LEMMER Title: VICE PRESIDENT
Attest: /s/ Gary J. Morgan Name: Gary J. Morgan Title: _CFO _______________________________	Attest: /s/ Susan Silber Name: SUSAN SILBER Title: Assistant Secretary

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